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                                                               EXHIBIT 99.1

                                           Filed  September 19, 1994
                                                  Clerk, U.S. District Court
                                                  Western District of Texas

                                             By   N. HERMAN
                                                                      Deputy
                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION


KINETIC CONCEPTS, INC.,             )
                                    )
          Plaintiff,                )
                                    )
     v.                             )
                                    )        CIVIL ACTION NO.
SUPPORT SYSTEMS INTERNATIONAL, INC. )        SA-91-CA-0927
and SSI MEDICAL SERVICES, INC.      )        (CONSOLIDATED WITH
                                    )        SA-92-CA-839; SA-93-CA-223)
          Defendants.               )

                             AGREED FINAL JUDGMENT



     On this day this case came on for trial.  The Court, after considering the verdict of the jury, the evidence, the argument of counsel, and the agreement of all parties is of the opinion that the following judgment should be entered.

     It is therefore ORDERED, ADJUDGED and DECREED that:

     1.   Judgment is hereby entered in favor of Kinetic Concepts, Inc. in the amount of EIGHTY FOUR MILLION AND SEVEN HUNDRED FIFTY THOUSAND

          DOLLARS ($84,750,000) against Defendants, Support Systems

          International, Inc. and SSI Medical Services, Inc. for which execution shall issue;

     2.   Kinetic Concepts, Inc. ("KCI") is the sole owner of United States

          Patent No. 5,044,029, United States Patent No. 5,142,719 and

          United States Patent No. 5,152,021 (the "Patents");

     3.   Each of the patents was duly and properly issued by the United
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          States Patent & Trademark Office;

     4.   Each of the Patents is valid and enforceable;

     5.   Claims 3, 6 and 14 of United States Patent No. 5,044,029, Claims

          28 and 19 of United States Patent No. 5,142,719 and Claim 1 of

          United States Patent No. 5,152,021 are infringed by the Restcue beds and Restcue CC beds manufactured by Defendants;

     6.   Defendants and its parent company, and its affiliates and their respective officers, directors, agents, employees and

          representatives and those acting in active concert or

          participation with them are hereby permanently enjoined from making, using and/or selling their Restcue beds and Restcue CC beds after October 1, 1994;

     7.   Interest at the highest legal rate (but not less than ten percent per year) shall begin to accrue on this Judgment beginning

          September 29, 1994;

     8.   All parties agree that this is a final judgments, and that they will not appeal this judgment;

     9.   Court costs will be paid by the party incurring such costs; and

     10.  All relief not expressly granted herein is DENIED.


ENTERED, September 19, 1994.


                                             FRED BIERY
                                             The Honorable Fred Biery
                                             United States District Judge